Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-256302) and Form F-3 (No. 333-263834) of Versus Systems Inc. of our report dated April 1, 2024 relating to the consolidated financial statements of Versus Systems Inc. as of and for the year ended December 31, 2023, which appears in this Form 10-K.

Irvine, California
April 1, 2024